Exhibit 99.2

HyreCar Announces the Retirement of Scott Brogi and Announces the Appointment of Serge De Bock as Chief Financial Officer

June 23, 2021

LOS ANGELES--(BUSINESS WIRE)--Jun. 23, 2021-- HyreCar Inc. (NASDAQ: HYRE), the carsharing marketplace for ridesharing, food, and package delivery services, today announced the appointment of Serge De Bock, CFA, as Chief Financial Officer. Serge’s appointment follows the retirement of Scott Brogi as the Company’s CFO. Mr. De Bock will begin his tenure as CFO on July 5, 2021.

“Scott has had an immeasurable impact on HyreCar, and his contributions will be long-felt. We wish Scott all the best in his retirement and thank him for his extraordinary leadership,” said Joe Furnari, HyreCar CEO. “We are also excited to have someone of Serge’s background that touches all aspects of our business, mobility as a service, technology and insurance to help us continue moving forward.”

“I am thrilled to join HyreCar’s leadership team and lead its finance organization at this important moment in their growth and development,” said Serge De Bock. “The unique value proposition that HyreCar brings to an emerging segment in the mobility industry, their robust ecosystem, and the Company’s value-driven mission reinforced my desire to bring my experience to such an exceptional opportunity.”

A seasoned finance executive, Serge has a proven track record of success scaling businesses, building teams, and collaborating across large and small organizations in the mobility, technology and internet space. Most recently, Serge was promoted to SVP of Finance at Spin, a Ford (NYSE-F) mobility company acting as a Divisional CFO during his tenure. At Spin he led the Finance, Accounting, and Procurement functions, spearheaded the 10-year strategic vision and financial plan, developed new incentive plans, designed new market P&L frameworks, rolled out a new P2P process and supported international expansion in four new countries. Before that he was Head of Finance at Twitch, an interactive gaming and content engine, which was acquired by Amazon. At Twitch he scaled the Finance function and instilled financial discipline during a period of rapid organizational growth. Before that he was AVP & Sr. Director, Strategy, Finance and Analytics at Liberty Mutual Insurance Company where he led teams providing analytical support, strategic planning and financial reporting. He also previously held positions at Staples, Deloitte and PwC mostly in Finance, M&A and Public Accounting capacities. Mr. De Bock is a graduate of the Université Catholique de Louvain and received an MBA from The University of Chicago Booth School of Business.

Mr. Brogi joined HyreCar in 2018, quickly making an impact on all aspects of the organization including FP&A, Strategy, IR, Legal, Accounting and SEC Reporting. During his tenure and with his leadership, Scott also helped establish corporate governance and public company processes that have created a strong foundation for HyreCar’s success into the future.

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a national carsharing marketplace for ridesharing, food, and package delivery via its proprietary technology platform. The Company has established a leading presence in Mobility as a Service (MaaS) through individual vehicle owners, dealers, rental agencies, and OEM’s that wish to participate in new mobility trends. By providing a unique opportunity through our safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from Mobility as a Service. For more information, please visit hyrecar.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20210623005641/en/

Scott Brogi

Chief Financial Officer

scott@hyrecar.com

John Evans

Investor Relations

415-309-0230

j.evans@hyrecar.com

Source: HyreCar Inc.